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DARDEN RESTAURANTS, INC.

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To Our Shareholders, Employees and Guests:

It is an exciting time to be a Darden shareholder, as we have undertaken a number of initiatives to drive shareholder value in the upcoming year and beyond. This past fiscal year, we took important actions to improve our operations, reduce costs and focus on opportunities with the highest potential. We are pleased with the progress we are making to enhance performance and are well positioned to build on this momentum.

Generating Long-Term Growth and Value Creation in a Difficult Environment

Darden has long been the market leader in full-service dining because of the passionate commitment, collective capabilities and hard work of generations of employees. We benefit from a portfolio of distinguished brands and a cost-effective operating support platform, which have supported superior long-term value creation and financial performance.

•	With total sales from both continuing and discontinued operations of $8.76 billion in fiscal 2014, the Company achieved a compounded annual growth rate of 4.3 percent over the past five years.

•	Darden also has competitive restaurant-level margins of 20.7 percent (excluding rent expense), which compares to a peer median of 16.7 percent.

•	Darden’s consolidated cash flows from operations, including both continuing and discontinued operations, have totaled $4.3 billion over the past five years, enabling us to return nearly $1.8 billion to shareholders through dividends and share repurchases during that period – a level of capital return that has far outpaced the industry – even as we continued to invest in key growth initiatives.

Still, Darden’s recent results reflect challenges we are facing. Fiscal 2014 diluted net earnings per share were $2.15 (or $2.47 excluding certain one-time expenses) compared to $3.13 in the previous year. And while we achieved same-restaurant sales growth at LongHorn Steakhouse and at our Specialty Restaurant Group (SRG) brands (except Seasons 52), same-restaurant sales at Red Lobster and Olive Garden declined by -6.0 percent and -3.4 percent, respectively.

Indeed, for the past decade there have been significant changes within the restaurant industry, changes that include slowing sales growth as the industry continues to mature, as well as important shifts in consumer demographics and expectations. And these changes have intensified during the past two years, resulting in especially low levels of consumer demand for restaurants generally and full-service dining in particular, despite some improvement in the overall economy.

Addressing Changed Industry Dynamics

To respond to long-term industry trends, for the past decade we have been pursuing a strategy of complementing Olive Garden, our premier and most broadly appealing brand, with brands that are strongly positioned within the most attractive consumer segments. In fiscal 2013, Darden’s Board of Directors undertook an extensive strategic review.

The review underscored the need to move with even greater urgency and led to the comprehensive plan we launched in December 2013. This included:

•	Separating Darden’s Red Lobster business through either a sale or spin-off;

•	Reducing unit growth, primarily from suspending new unit growth at Olive Garden and more limited new unit growth at LongHorn Steakhouse; lowering capital expenditures; and forgoing acquisitions given the strength of the Company’s brand portfolio excluding Red Lobster;

•	Taking steps to increase operating support cost savings, which – together with the sale of Red Lobster – means we expect our selling, general and administrative (SG&A) expense as a percent of sales in fiscal 2015 to be the lowest since Darden became a public company;

•	Increasing return of capital to shareholders through an expanded share repurchase program and maintaining Darden’s quarterly dividend of $0.55 per share; and

•	Refining compensation and incentive programs to more directly emphasize same-restaurant sales growth and free cash flow to ensure even stronger alignment with the Company’s strategic direction.

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As detailed below, we have advanced each of these initiatives and, looking forward, we have laid the foundation for a stronger future and improved financial performance.

Red Lobster

Red Lobster, an iconic American casual dining brand, has an important place in our Company’s history, and the decision to pursue a separation of the business was not an easy one. We believe, however, that it was the right decision. As consumer demand dynamics have changed, Red Lobster’s appeal to the most attractive consumer segments had declined. In addition, its prospects for the future have become much more uncertain compared to our other brands. As a result, the business was creating significant volatility and drag on Darden’s sales and earnings results as a whole.

We were pleased to reach an agreement to sell the Red Lobster business and related assets to Golden Gate Capital for $2.11 billion in cash. On average, comparable restaurant deals have been completed at 7.9x LTM EBITDA. The Red Lobster transaction was at 9x LTM EBITDA at the time we reached the agreement to sell it. That multiple only increased by the time we closed the transaction in July 2014, as the EBITDA of the business continued to decline, underscoring the value we achieved with the transaction.

The Red Lobster transaction was the culmination of a robust process that enabled us to maximize the value of the business, eliminate the risks and volatility associated with continuing to own it, and provide a realistic market-validated valuation of Darden’s real estate assets. In addition to strengthening the Company’s credit profile, with the lower debt levels and reduced outstanding share count achieved as a result of the transaction, we expect to maintain Darden’s current quarterly dividend of $0.55 per share, or $2.20 annually.

Following the completion of the Red Lobster sale, Darden is significantly better positioned for success. In particular, the new Darden will benefit from:

•	Higher and more consistent sales and earnings growth driven by a stronger overall positioning with the most attractive consumer segments and by an expanding restaurant footprint;
•	A more balanced commodity purchasing profile that reflects much lower exposure to the historically volatile seafood category;

•	Stable and growing cash flow with reduced quarterly sales and earnings volatility;

•	A $1 billion debt reduction, which has improved our credit metrics;

•	Continued leading capital return; and

•	A sharper focus on growing our highly attractive brands without the distraction of continuing to operate a business that is not as well positioned for the future.

Reducing Unit Expansion, Lowering Capital Expenditures and Forgoing Acquisitions

As we intended when we announced our initiatives in December 2013, the reduction in new unit expansion has come primarily from suspending new unit growth at Olive Garden and more limited new unit growth at LongHorn Steakhouse and our specialty restaurant brands. The reduced unit growth has enabled us to reach our target and lower capital spending by at least $100 million annually, which is consistent with our commitment to focus capital on two critical value creation levers: dividends and share repurchases.

Increasing Cost Savings

Darden has long had a rigorous focus on costs, and our actions in fiscal 2014 to increase efficiency across the organization have resulted in significant savings. Transformative changes over the past five years in selected high-spend operating support areas, including supply chain, labor optimization and water and energy usage, have reduced costs by $150 million annually. During the past two years, these efforts have been supplemented with broader-based cost-reduction initiatives. As detailed later in this letter, we will continue to rightsize our cost structure to match the business, consumer and competitive realities within our industry.

2    Darden Restaurants, Inc.

Increasing Return of Capital to Shareholders

Darden’s strong cash flows have supported a level of return of capital to shareholders that has outpaced the industry. With these cash flows and the proceeds from the Red Lobster sale, our shareholders will continue to benefit from an active share repurchase program, including up to $700 million in fiscal 2015, and a strong quarterly dividend, which equates to $2.20 per share annually.

Fortifying the Leadership Team

In September of last year, we appointed Gene Lee, who previously served as the President of SRG, President and Chief Operating Officer. As COO, Gene has been instrumental in leading operations and marketing across our portfolio of brands, and has demonstrated his extraordinary knowledge of our full range of guests, as well as consumers’ changing needs and desires. His expertise continues to be crucial to Darden as we continue our work to drive sustainable growth across the Company.

Refining Compensation and Incentive Programs

To reinforce the Company’s new strategic direction, beginning in fiscal 2015, Darden’s Board of Directors refined compensation and incentive programs for senior management to more directly emphasize same-restaurant sales growth and free cash flow. This change is consistent with our long-standing “pay for performance” philosophy and our commitment to programs that ensure the interests of Darden’s senior management are aligned with those of our shareholders.

Looking Ahead: Priorities for Driving Sustainable Growth and Value Creation

Notwithstanding the progress that has been made, we realize that more must be done to return Darden to the record of growth and value creation that both our leadership and our stakeholders expect. We are executing a number of initiatives across the Company that we believe will enable us to do just that.

Executing the Olive Garden Brand Renaissance

Over the past year, we have been implementing far-reaching improvements for all elements of the Olive Garden business to reignite traffic growth and support margin expansion. The sale of Red Lobster enables us to increase our focus on the Olive Garden brand renaissance, including:

•	Enhancing culinary operations and service by simplifying operations, improving quality and intensifying focus on our guests. The introduction of tabletop tablets is one example of the initiatives underway that we expect will improve service and sales with minimal capital investment;

•	Introducing a core menu innovation aimed at reinforcing value leadership, expanding choice and variety, and capitalizing on the current convenience trend by rolling out online To-Go sales;

•	Pursuing a new approach to advertising and promotions that includes a more targeted, integrated communication platform that emphasizes brand-building rather than price points; and

•	Launching a reimaging program that includes a new logo and a plan to remodel 75 restaurants in fiscal 2015.

The Olive Garden brand renaissance is beginning to deliver positive results.

•	Guest experience and satisfaction scores are improving across the system, and we expect these to translate into higher traffic trends over time.

•	Online ordering, including a redesigned Web experience and the national launch of an online To-Go platform, is underway and strengthening the take-out business. Currently, To-Go sales are 8 percent of total revenue, but are growing at a rate of 10 percent annually. Notably, check averages from online orders are significantly higher than those placed on the phone, which represents a margin growth driver should these trends continue.

2014 Annual Report    3

•	We completed the reimaging of both the interior and exterior of two of our Revitalia restaurants. The new design is natural, up-to-date, comfortable and engaging. Initial sales results of the remodeled restaurants are encouraging – the sales trends have improved by mid-single digits since the completion of the remodels and the installation of new signage.

Olive Garden’s turnaround is not a quick fix. This is a large and complex project, and given already high volumes and returns, achieving sustained improvement across the system will take time. That said, the progress we are making reinforces our confidence in the Olive Garden brand renaissance, and we are optimistic about its ongoing development.

Developing LongHorn into America’s Favorite Steakhouse

Since acquiring LongHorn in 2007, our belief in its potential as another national-leading brand has been affirmed. LongHorn’s cumulative same-restaurant sales results for the last five years have exceeded the casual dining competitive benchmark by over 16 percentage points. In fiscal 2014, LongHorn’s same-restaurant sales grew 2.7 percent year-over-year and exceeded the industry by 3.8 percentage points.

These results reflect successful actions we have taken to support targeted unit growth, elevate brand awareness and develop new lunch and dinner menus. Our vision for LongHorn builds on this success with initiatives underway to further differentiate the brand and guest experience, and elevate quality and culinary creativity.

Today, there are 464 LongHorn Steakhouse restaurants that generated $1.38 billion of sales in fiscal 2014. We see the brand ultimately reaching 700 restaurants, $2.4 billion in sales and at least $150 million in incremental operating profit.

Building on Solid Performance at the Brands in our Specialty Restaurant Group

With a focus on operational execution and developing on-trend food and beverages, the specialty restaurant brands, which include The Capital Grille, Bahama Breeze, Seasons 52, Eddie V’s and Yard House, continue to deliver solid performance. In fiscal 2014, total sales exceeded $1.2 billion, a 25.2 percent increase from the prior year, and blended same-restaurant sales grew 1.6 percent.

As we look ahead, the fundamentals of the specialty restaurant brands remain strong. As a group, they have the potential to deliver 11 percent to 13 percent total sales growth each year, driven by same-restaurant sales growth of 2 percent to 3 percent, and new restaurant growth of 9 percent to 10 percent. We are confident that we will reach our goal of $1 billion in incremental sales from these brands over the next five years.

Further Optimizing Our Cost Structure

We have significantly reduced Darden’s costs. In addition to the $150 million of savings previously discussed, we are on track to meaningfully reduce operating support costs in fiscal 2015. One indication of our progress is that general and administrative (G&A)

expenses as a percentage of sales is expected to remain at approximately 5.0 percent following the Red Lobster sale (excluding the lobster aquaculture research and development costs), despite the smaller revenue base. In addition, as noted, in fiscal 2015, SG&A expense as a percentage of sales is expected to be the lowest since Darden became a public company. These savings will provide additional financial flexibility to invest in operating and guest experience initiatives across our brands.

Importantly, we expect more to come. In fiscal 2014, we retained Alvarez & Marsal North America to help us identify additional cost reduction and revenue enhancement opportunities. Based on actions taken to date and expected improvement in business performance, we expect SG&A as a percentage of sales to decline within 12 to 18 months of the closing of the Red Lobster sale.

Optimizing Darden’s Real Estate Assets

Optimizing the value of Darden’s assets, including its real estate, is an ongoing priority for the Company, and the Board regularly reviews the opportunities available. We are open-minded in this regard. The Red Lobster sale enabled us to establish a market-validated valuation of Darden’s real estate assets. We recognize that the real estate market is robust, and the valuation established with the Red Lobster agreement will guide us as we continue to focus on optimizing all of our assets.

Confidence in the Future

Despite the challenges of fiscal 2014 and the difficult macro-economic environment that remains, your company is stronger today because of the steps we have taken. As a result of these actions and the progress we are making, we are confident that Darden can return to industry-leading financial performance, including mid-to-high single-digit annual sales growth, low-to-mid-teen annual operating profit, and at least $350 million in annual return of capital to shareholders.

Darden benefits from a clear strategy and a culture that is strongly embraced by our more than 150,000 people. It is a culture that we certainly do not take for granted, and it is a big reason why we are confident that we will continue our long-term record of delivering compelling value for years to come for the benefit of our shareholders, employees and guests.

We thank you for your support and look forward to serving all of our stakeholders in fiscal 2015 and beyond.

Charles A. Ledsinger, Jr.
Chairman of the Board of Directors

4 Darden Restaurants, Inc.